Exhibit 10.8

HUNTINGTON SUPPLEMENTAL STOCK PURCHASE

AND TAX SAVINGS PLAN

Effective March 1, 1989, Huntington Bancshares Incorporated (the “Company”) adopted the Huntington Supplemental Executive Stock Purchase and Tax Savings Plan and Trust (the “Plan”) in order to enable certain Employees to obtain the same level of benefits they would have been able to receive under the Qualified Plan but for the limits imposed by certain provisions of the Code on the amounts that can be contributed to the Qualified Plan. The Plan was amended and restated effective January 1, 2005, to rename the Plan the Huntington Supplemental Stock Purchase and Tax Savings Plan and to comply with Section 409A of the Code. Pursuant to Section 9.1 of the Plan, the Company amends and restates the Plan effective January 1, 2014, to clarify administrative matters related to both this Plan and the Qualified Plan.

ARTICLE 1

PREFACE

Section 1.1. Effective Date. The effective date of the Plan, as amended and restated, is January 1, 2014.

Section 1.2. Purpose of the Plan. The purpose of this Plan is to provide a supplemental savings program for Eligible Employees of Huntington Bancshares Incorporated and its related companies whose contributions and benefits under the Qualified Plan are affected by the limits imposed on tax-qualified plans under the Code, or by limits imposed under the Qualified Plan.

Section 1.3. Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Ohio.

Section 1.4. Gender and Number. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

ARTICLE 2

DEFINITIONS

Section 2.1. In General. Except as otherwise provided in this Plan, the terms defined at the Qualified Plan, which are expressly incorporated herein by reference, shall have the same meaning when used in this Plan, unless the context clearly indicates otherwise. The term “Company” shall refer to Huntington Bancshares Incorporated in its capacity as Sponsor. Huntington Bancshares Incorporated is also an Employer.

Section 2.2. Code means the Internal Revenue Code of 1986, as amended from time to time and regulations relating thereto.

Section 2.3. Committee shall mean the Huntington Bancshares Incorporated Investment and Administrative Committee, as described in Article X of the Qualified Plan.

Section 2.4. Compensation Committee shall mean the Compensation Committee of the Company’s Board of Directors.

Section 2.5. Eligible Employee shall mean, for any Plan Year, a person employed by an Employer who is a Participant in the Qualified Plan and who is determined by the Compensation Committee to be a member of a select group of management or highly compensated employees.

Section 2.6. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.7. Participant shall mean any Eligible Employee who has agreed to be bound by the terms of this Plan pursuant to Section 4.2.

Section 2.8. Plan shall mean the Huntington Supplemental Stock Purchase and Tax Savings Plan, as herein set out or as duly amended.

Section 2.9. Plan Administrator shall mean the Company.

Section 2.10. Qualified Plan shall mean the Huntington Investment and Tax Savings Plan, as it may be amended from time to time.

Section 2.11. Supplemental Account shall mean the balance posted to the record of each Participant or Beneficiary and as adjusted as of each Valuation Date, less any payments therefrom.

Section 2.12. Supplemental Elective Deferral Contributions shall mean the contributions made by a Participant pursuant to Section 4.2. The Trustee shall hold the Supplemental Elective Deferral Contributions of each Participant in a Supplemental Account.

Section 2.13. Supplemental Matching Contributions shall mean the contributions made by an Employer pursuant to Section 4.3. The Trustee shall hold the Supplemental Matching Contributions of each Participant in a Supplemental Account.

Section 2.14. Trust or Fund or Trust Fund shall mean the total contributions made pursuant to the Plan by the Company or Employers and by the Participants and held by the Trustee in a separate Trust, increased by any profits or income thereto and decreased by any loss or expense incurred in the administration of the Trust or payments therefrom under the Plan.

Section 2.15. Trustee shall mean Huntington National Bank or any successor trustee hereunder.

Section 2.16. Valuation Date shall mean each business day of the Plan Year that the NASDAQ National Market is open for trading or such other date or dates deemed necessary or appropriate by the Administrator.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

Section 3.1. Eligibility. Eligibility to participate in the Plan shall be limited to those Eligible Employees who have been designated by the Compensation Committee to be a Participant in the Plan. Prior to the beginning of the Plan Year for which their participation shall be effective, the Company shall notify those individuals whom the Compensation Committee selected as eligible to participate in the Plan.

Section 3.2. Participation. An Eligible Employee becomes a Participant in this Plan by completing an election with respect to Supplemental Elective Deferral Contributions in accordance with Section 4.2 of this Plan.

Section 3.3. Continuation of Participation. In general, a Participant shall remain a Participant so long as his Supplemental Account has not been fully distributed to him; except that any Employee who was a Participant on November 19, 1997, is not permitted to continue active participation in the Plan unless nominated by the Compensation Committee. The Supplemental Accounts of former active Participants shall remain in the Plan and be administered in accordance with the Plan.

Section 3.4. Amendment of Eligibility and Participation Criteria. The Compensation Committee may, in its discretion, change the criteria for eligibility and participation at any time and for any reason. In the event that such a change renders a current active Participant in the Plan no longer eligible to participate in the Plan for future Plan Years, such Participant shall cease active Participation in the Plan effective as of the first day of the Plan Year following the amendment of the eligibility or participation criteria. Eligibility for participation in one Plan Year does not guarantee eligibility to participate in future Plan Years.

ARTICLE 4

SUPPLEMENTAL CONTRIBUTIONS

Section 4.1. Supplemental Accounts. Supplemental Elective Deferral Contributions and Supplemental Matching Contributions, and earnings thereon, shall be credited to each Participant’s Supplemental Account. The Supplement Account shall be a bookkeeping device utilized solely for determining the benefits payable under this Plan and shall not constitute a separate fund of assets.

Section 4.2. Supplemental Elective Deferral Contributions. Each Participant may elect to have all or any portion of the Elective Deferrals (matched or unmatched) that he elected to defer under the Qualified Plan, but which cannot be allocated to his Elective Deferral account under such plan for the Plan Year because the Employee has (a) made the maximum elective deferrals under Section 402(g) of the Code, (b) exceeded the annual limitation on the amount of Compensation that can be considered for purposes of contributions to the Qualified Plan, or (c) exceeded the maximum elective contributions under the terms of the Qualified Plan, allocated to his Supplemental Account under this Plan.

An election pursuant to this section must be made prior to the calendar year in which the Compensation to which such election applies is earned; except as to the year in which an Eligible Employee first becomes eligible to participate in this Plan and any other plan required to be aggregated with this Plan under Section 409A of the Code. In such instances, the election must be made within 30 days of first becoming eligible to participate, and such election will apply to Compensation earned in pay periods commencing on or after the date of election. An election shall remain in full force and effect for subsequent calendar years unless revoked or modified by written instrument delivered to the Plan Administrator prior to the first day of the calendar year for which such revocation is to be effective.

Supplemental Elective Deferral Contributions shall be paid to the Trustee by the Employer within a reasonable time after the payroll period with respect to which the reduction in an Employee’s Compensation pertains, but in no event later than the end of the succeeding month.

Section 4.3. Supplemental Matching Contributions. Commencing at such time as the Company, in its discretion, shall elect, the Employer shall make Supplemental Matching Contributions to the Plan equal to one hundred percent (100%) of the Supplemental Elective Deferral Contributions made by a Participant pursuant to Section 3.2 of the Plan, to the extent that such Supplemental Effective Deferral Contributions do not exceed four percent (4%) of the Participant’s Compensation each pay period. Supplemental Matching Contributions may be made each pay period.

Supplemental Matching Contributions made for Participants originally hired before January 1, 2014, shall be fully vested and non-forfeitable at all times. Supplemental Matching Contributions made for Participants hired on or after January 1, 2014, shall be vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 2 years	0%
2 years or more	100%

For purposes of this Section 4.3, Years of Service for vesting purposes shall be determined in accordance with the provisions of the Qualified Plan. A Participant hired on or after January 1, 2014, who fails to complete at least 2 years of service shall forfeit the right to receive any unvested Supplemental Matching Contributions previously credited to his Supplemental Account. The Employer may use forfeitures to off-set future Supplemental Matching Contributions or any other purpose that does not violate the terms governing the Trust.

Supplemental Matching Contributions may be made by the Employer concurrently with payments to the Trustee of the Participant’s Supplemental Elective Deferral Contributions under Section 4.2; provided, however, such Supplemental Matching Contributions shall be made no later than the time prescribed by law for filing the Employer’s federal income tax return (including extensions) for the taxable year with respect to which the Supplemental Matching Contributions are made. Supplemental Matching Contributions may be made in the form of cash or Common Stock, or a combination thereof.

Section 4.4. Withholding. Any withholding of taxes or other amounts required by federal, state, local, or other law shall be withheld from the Participant’s non-deferred Compensation to the maximum extent possible. Any remaining amount shall reduce the amount credited to the Participant’s Supplemental Account.

Section 4.5. Investments, Allocation to Participant Supplemental Accounts.

(a)	All amounts contributed to the Plan by the Participants and the Employers shall be invested by the Trustee primarily in Common Stock. The purchase price of shares of Common Stock purchased on the open market for Participants in the Plan will be the actual price paid for all such shares purchased. When the Trustee acquires shares of Common Stock directly from the Employer, the purchase price of such shares will be either (a) the price of the Common Stock prevailing on a national securities exchange which is registered under Section 6 of the Securities Exchange Act of 1934, or (b) if the Common Stock is not traded on such a national securities exchange, a price not less favorable to the Plan than the offering price for the Common Stock as established by the current bid and asked prices quoted by persons independent of the Employer and of any party in interest.

(b)	In the event Huntington Bancshares Incorporated or any Participant is, or will be, prohibited from investing or trading in Common Stock under applicable State or Federal security laws, the Trustee, at the direction of the Plan Administrator, may (i) keep amounts contributed to the Plan that are subject to the prohibition on investing or trading in Common Stock (including any cash dividends on Common Stock that are subject to the prohibition) either in cash (which includes both interest bearing deposit accounts or money market funds) or alternative investment funds that do not include Common Stock, or (ii) appoint an independent agent for the Plan to purchase shares of Common Stock on behalf of the Plan during such periods, to the extent permitted under State or Federal security laws. The alternative investment funds shall be selected by the Company.

(c)	The assets of the Trust Fund shall be held by the Trustee in the name of the Trust in a commingled fund. As contributions by and for Participants are received by the Trustee, it shall purchase for the Trust, or cause to be purchased for the Trust, the number of whole shares of Common Stock, or, if required under part (b) above, the amount of cash or alternative investments, which may be purchased with the amount of such contributions. When purchased, the Trustee shall allocate to the Supplemental Accounts of each Participant, as applicable, the number of shares of Common Stock, any fractional shares, the amount of cash, and the amount of any alternative investments, equal in value to the amount of the contribution made by and for such Participant which was applied toward the purchase of such shares, cash, or alternative investments. Stock Rights, if any, and any Common Stock received with respect to Common Stock, shall be allocated to the Supplemental Accounts of Participants in proportion to the shares of Common Stock allocated to each Supplemental Account.

(d)	The Trustee may, in its sole discretion, maintain in cash from the contributions by and for the Participants such amount as it deems necessary for the operation and administration of the Trust, to provide for payment of fractional shares of Participants and such other purposes as may be necessary. Cash maintained for this purpose shall be kept to a minimum consistent with the duties and obligations of the Trustee, and shall not be required to be invested at interest. The Trustee shall maintain separate “Cash Accounts” for each Participant which shall reflect his share of such cash allocated to his Supplemental Account in the Plan.

Section 4.6. Section 409A of the Code and Contributions. Effective January 1, 2006 each Participant will immediately report to the Plan Administrator any change in his elective deferral amount pursuant to the Qualified Plan. The Plan Administrator will independently monitor Participant elective deferrals in the Qualified Plan as well as any other plan subject to Section 402(g) of the Code. If a Participant changes an elective deferral percentage, including an election to add catch-up contributions after December 31 of the prior Plan Year, such election for purposes of this Plan will be ignored. This Plan will be administered in accordance with the most recent elections on file with the Plan Administrator as of December 31 of the preceding year for the current year. The Plan Administrator will determine operation of this Plan pursuant to a Participant’s initial Qualified Plan deferral election. Any Supplemental Matching Contributions pursuant to this Plan are limited to deferral amounts paid to this Plan.

ARTICLE 5

PAYMENT OF BENEFITS

Section 5.1. Benefit Payments to Participants. Each Participant shall receive payment of the vested portion of his Supplemental Account after termination of his employment with Huntington Bancshares Incorporated, and all affiliates of Huntington Bancshares Incorporated (“Termination”). For purposes of this Plan, “Termination” shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A of the Code. Such payment shall be made in a lump sum as soon as practicable after the date that is six months after the date of Termination.

Section 5.2. Death Benefits. Upon the death of a Participant, the balance of his Supplemental Account, if any, shall be paid to the beneficiary or beneficiaries designated by the Participant. Such death benefit shall be paid in a lump sum to the beneficiary or beneficiaries within a reasonable time after the Participant’s death.

Each Participant may name a Beneficiary or Beneficiaries on a form provided by the Company. If there is no designated beneficiary surviving at a Participant’s death, payment of the Participant’s Supplemental Account shall be made to his estate. A Participant may designate a new Beneficiary or Beneficiaries at any time by filing with the Company a written request for such change on a form prescribed by it. Neither the Trustee, the Company, nor the Employer shall be liable by reason of any payment of the Participant’s Supplemental Account made before receipt of such form designating a new beneficiary or beneficiaries.

Section 5.3. Withholding for Taxes. To the extent required by law when payment is made, an Employer shall withhold from the payments made hereunder any taxes required by the federal or any state or local government.

ARTICLE 6

TRUST

Section 6.1. Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company has established or may establish a rabbi trust in accordance with Revenue Procedure 92-64, to which the Company may, in its discretion, contribute cash or Common Stock, to provide for the benefit payments under the Plan (the “Trust”).

Section 6.2. Relationship Between the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

Section 6.3. Distributions from the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 7

ADMINISTRATION OF THE PLAN

Section 7.1. Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

Section 7.2. General Powers of Administration. All provisions set forth in the Qualified Plan with respect to the administrative powers and duties of Huntington Bancshares Incorporated, when relevant, including the appointment of a committee to act as the agent of the Company in performing these duties, shall apply to this Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by Huntington Bancshares Incorporated with respect to the Plan. The Trustee is specifically authorized to adopt unit accounting so that the administration of this Plan can be done on the basis of daily valuations.

ARTICLE 8

CLAIMS PROCEDURES

Section 8.1. Claim. Claims for benefits under the Plan shall be made in writing to the Company. The Plan Administrator shall establish rules and procedures to be followed by Participants and Beneficiaries in filing claims for benefits, and for furnishing and verifying proof necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article.

Section 8.2. Review of Claim. The Company shall review all claims for benefits. Upon receipt by the Company of such a claim, it shall determine all facts that are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within 90 days of receipt of such claim. If prior to the expiration of the initial 90 day period, the Company determines additional time is needed to come to a determination on the claim, the Company shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of 180 days from the date the application was received. If the Company fails to notify the claimant in writing of the denial of the claim within 90 days after the Company receives it, the claim shall be deemed denied.

Section 8.3. Notice of Denial of Claim. If the Company wholly or partially denies a claim for benefits, the Company shall, within a reasonable period of time, but no later than 90 days after receiving the claim (unless extended as noted above), notify the claimant in writing of the denial of the claim. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall in all respects comply with the requirements of ERISA, including but not limited to inclusion of the following:

a)	the specific reason or reasons for denial of the claim;

b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

d)	an explanation of the Plan’s review procedure.

Section 8.4. Reconsideration of Denied Claim. Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant or duly authorized representative may file a written request with the Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. If the claimant or duly authorized representative fails to request such a reconsideration within such 60 day period, it shall be conclusively determined for all purposes of the Plan that the denial of such claim by the Committee is correct. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

The Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Committee, special circumstances require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Committee shall notify the claimant in writing of any such extension. The notice of decision upon review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions upon which the decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.

If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Committee within 90 days after the mailing or delivery to the claimant by the Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Amendment or Termination. Huntington Bancshares Incorporated reserves the right at any time to amend or terminate this Plan and each Employer reserves the right to terminate its participation therein; provided that no such amendment or termination shall have the effect of giving any Employer any right or interest in, or of revoking or diminishing the rights and interest of any Participant in, the funds then held by the Trustee. In the event this Plan is terminated, all Participants and Beneficiaries shall receive distribution of their Supplemental Accounts in accordance with the procedures set forth under Section 409A of the Code.

Section 9.2. No Contract of Employment. Nothing in the Plan shall be deemed or construed to impair or affect in any manner whatsoever, the right of the Employers, in their discretion, to hire Employees and, with or without cause, to discharge or terminate the service of Employees or Participants.

Section 9.3. Unfunded Plan. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other entity or person that the assets of the Company or any other Employer shall be sufficient to pay any benefit hereunder.

Section 9.4 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company, any other Employer, or any other party for payment of benefits under the Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer in connection with the Plan shall remain its general, unpledged and unrestricted assets. Obligations of the Company and each other Employer under the Plan shall be an unfunded and unsecured promise to pay money in the future.

Section 9.5 Anti-alienation of Benefits. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof or rights to, which are expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Notwithstanding the preceding paragraph, the Supplemental Account of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in Section 206(d)(3) of ERISA. The Company shall provide for payment in a lump sum from a Participant’s Supplemental Account to an alternate payee (as defined in Code Section 414(p)(8)) as soon as administratively practicable following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The balance of a Supplemental Account that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.

Section 9.6. Payment in Event of Incapacity. If any person entitled to any payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Company, upon receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him.

Section 9.7. Headings. The headings and subheadings in this Plan have been inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

Section 9.8 Indemnification. The Company shall indemnify and hold harmless any Employee to whom the duties of the Company may be delegated, and the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by any such Employee or the Plan Administrator.

Section 9.9 Employer Information. To enable the Company, Committee, and the Compensation Committee to perform their functions, each Employer shall supply fully and timely information to the Company, Committee, or Compensation Committee, as the case may be, on all matters relating to the Plan, the Trust, Participants, and Beneficiaries, and such other pertinent information as reasonably requested.

Section 9.10 Successors. The provisions of the Plan shall bind and inure to the benefit of the Employers and their successors and assigns. The term successors as used herein shall include any corporate or other business entity that shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.

Section 9.11 Tax Compliance. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and no Participant, Beneficiary, or the Plan Administrator shall take any action that would be inconsistent with such intent.

Although the Plan Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, any Employer, the Plan Administrator, nor any designee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

IN WITNESS WHEREOF: Huntington Bancshares Incorporated has executed this Plan, on the 19th day of December, 2013.

HUNTINGTON BANCSHARES INCORPORATED

By	/s/ Sarah Hall